EXHIBIT 23


April 7, 1999




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements of Solitron Devices, Inc. pertaining to our firm included under Item 4 of Form 8-K dated April 7, 1999, and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,



Millward & Co. CPAs
/s/ Millward & Co.